Exhibit 8.1

EPSIUM ENTERPRISE LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Epsium Enterprise Limited	Hong Kong, SAR
Companhia de Comercio Luz Limitada	Macau, SAR
Media Icon Limited	British Virgin Islands